UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2022

CTI BIOPHARMA CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-28386	91-1533912
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 Western Avenue, Suite 800

Seattle, Washington 98121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 282-7100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CTIC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President and Chief Commercial Officer

On February 28, 2022, CTI BioPharma Corp. (the “Company” or “CTI”) appointed James K. Fong as the Company’s Senior Vice President and Chief Commercial Officer.

Mr. Fong, age 60, previously served as CTI’s Senior Vice President, U.S. Commercial Operations and E.U. General Manager and Vice President, Commercial Operations and E.U. General Manager since September 2012. Mr. Fong is an experienced global commercial operations leader. At CTI, he has led the launch and commercialization efforts for VONJO™. Previously at CTI, from December 2007 to August 2012, he led the U.S. commercialization efforts for ZEVALIN® (acquired by Spectrum Pharmaceuticals) and pre-launch activities for PIXUVRI® (acquired by Servier), for which he also led the commercialization and launch in the E.U. Prior to CTI, Mr. Fong was National Sales Director at CV Therapeutics, where he led a 250-person sales team in the successful launch of RANEXA® and also held the positions of Director of Marketing, Sales Operations and Training. Prior to CV Therapeutics, he held roles of increasing responsibility at Daiichi Sankyo and Pharmacia Upjohn, primarily focused on sales leadership and market access across the therapeutic areas of oncology, metabolic and cardiovascular. He received his B.A. in Psychology from the University of California, Los Angeles (UCLA).

On March 1, 2022, the Company entered into an offer letter with Mr. Fong pursuant to which he will serve as the Company’s Senior Vice President and Chief Commercial Officer (the “Offer Letter”). The Offer Letter provides that Mr. Fong will receive an annualized base salary of $410,000 (the “Base Salary”) and is eligible to earn year-end performance bonuses with a target bonus opportunity of 40% of his Base Salary (the “Bonus”). The Bonus may exceed the target in cases of exceptional performance. Mr. Fong is eligible to participate in employee benefit plans and programs generally available to the Company’s employees. In addition, he was granted an option to purchase 210,000 shares of the Company’s common stock with a grant date fair value of $481,614 at an exercise price equal to the fair value of the Company’s common stock on The Nasdaq Capital Market on September 23, 2021. The shares underlying the option vest and become exercisable as follows: one quarter of the underlying shares each anniversary of February 28, 2022, subject to Mr. Fong’s continued service to the Company. The equity awards were made under the Company’s Amended and Restated 2017 Equity Incentive Plan. The foregoing summary of the Offer Letter does not purport to be a complete description of the Offer Letter and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. Fong’s appointment as Senior Vice President and Chief Commercial Officer, the Company and Mr. Fong also entered into an Amendment to the Severance Agreement by and between the Company and Mr. Fong, dated as of January 6, 2015 (as amended, the “Severance Agreement”). The Severance Agreement provides, among other things, that if Mr. Fong’s employment with the Company is terminated for any reason, the Company shall pay Mr. Fong: (i) any accrued but unpaid Base Salary and any reimbursement for expenses incurred in accordance with the Company’s expense reimbursement policies; and (ii) one and one-half of Mr. Fong’s Base Salary and an amount equal to four months of the COBRA premium applicable to Mr. Fong. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K.

Mr. Fong previously entered into an Employee Invention and Proprietary Information Agreement. Mr. Fong will enter into the Company’s standard form of indemnity agreement, which was previously filed by the Company as Exhibit 10.1 to the Company’s Form 8-K filed on January 24, 2018.

There are no arrangements or understandings between Mr. Fong and any other persons pursuant to which he was appointed as Senior Vice President and Chief Commercial Officer of the Company. There are no family relationships between Mr. Fong and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1*+	Offer Letter, by and between CTI BioPharma Corp. and James K. Fong, dated as of March 1, 2022

10.2*+	Severance Agreement, by and between CTI BioPharma Corp. and James K. Fong, dated as of January 6, 2015

10.3*+	Amendment to Severance Agreement, by and between CTI BioPharma Corp. and James K. Fong, dated as of March 1, 2022

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

*	Filed herewith.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Progenity, Inc.

Date: March 4, 2022	By:	/s/ David H. Kirske
David H. Kirske Chief Financial Officer